EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Robert M. Garst, Chief Executive Officer
717-957-2196

RIVERVIEW FINANCIAL CORPORATION ANNOUNCES

RECORD EARNINGS AS OF THE THIRD QUARTER OF 2010

HALIFAX, PA, October 20, 2010 — Riverview Financial Corporation (OTCQB: RIVE) reported net income of $1,270,000 for the nine months ended September 30, 2010, an increase of $149,000 or 13.3%, as compared with net income of $1,121,000 for the nine months ended September 30, 2009.  Basic and diluted earnings per share were $0.73 per share for the nine months ended September 30, 2010 or 14.1% higher than basic and diluted earnings per share of $0.64 per share for the nine months ended September 30, 2009.  The annualized return on average assets for the first nine months of 2010 year end was 0.67% as compared with 0.64% for the first nine months of 2009.  The annualized return on average equity was 6.86% for the nine months ended September 30, 2010 as compared with 6.15% for the nine months ended September 30, 2009.  Riverview’s book value per share increased to $14.79 at September 30, 2010, an increase of 3.5% from $14.29 at September 30, 2009.

Robert M. Garst, Chief Executive Officer, commented, “We are pleased to report record earnings despite the lingering economic challenges that exist in our region.  Our performance continues to be characterized by strong core earnings growth, control of our operating expenses and safeguarding of our asset quality.  Our financial results have enhanced shareholder value by allowing us to pay quarterly dividends with an attractive yield.  We continue to be well capitalized, as defined by our regulators, and we are confident that our liquidity and capital positions support our ability to continue to profitably grow the Bank and enhance shareholder value.”

Riverview Financial Corporation, with assets of $272 million, is the bank holding company for its principal subsidiary, Riverview National Bank, which serves the communities of Perry, Dauphin and Cumberland counties through the five full service branches of The First National Bank of Marysville and the four full service branch facilities and one drive-up office of Halifax National Bank.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.